Exhibit 10.1

EMPLOYMENT AGREEMENT

                    AGREEMENT made effective the 17th day of April 2006, by and between Computer Horizons Corp., a New York corporation with offices at 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046 (hereinafter called the “Company”), and Marci Braunstein (hereinafter called the “Executive”).

W I T N E S S E T H:

                    WHEREAS, the Executive is employed as Corporate Controller of the Company.

                    WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

                    NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

                    1.            Employment.   The Company hereby agrees to employ the Executive on the terms and conditions herein contained.

                    2.            Term.   Except as otherwise provided in this Agreement, the Executive shall be employed under this Agreement for a one-year period which began on November 29, 2005 the date hereof (the “Employment Term”). In the event that the Company does not intend to renew the Executive’s employment at the end of this Employment Term, the Company shall notify the Executive of this in writing at least one month prior to the expiration of this Employment Term. Other than for Cause, as defined below, should this Agreement be terminated by the Company on or prior to the end of the Employment Term, the Executive shall receive a lump sum payment equal to the remainder of the Employment Term or six months, whichever is greater.

                    3.            Duties.   The Executive shall serve as the Company’s Corporate Controller. In such capacity the Executive shall report to the Chief Financial Officer of the Company (the “CFO”) and shall reasonably perform such duties and functions, consistent with her status as a senior executive of the Company, as may be assigned by the CFO.  During the Employment Term, the Executive shall devote substantially all of her business time and her best efforts, energies, skills and attention to the business and affairs of the Company. The foregoing shall not limit the Executive’s right to be involved in civic or charitable activities and manage her own personal  investments, provided that such activities do not materially interfere with her providing of her services hereunder.

                    4.            Salary and Bonus.

                                    (a)     Effective April 16, 2006, the Company shall pay the Executive, in accordance with its normal payroll practices and subject to required withholding, a base salary at the rate of $160,000 per annum. The base salary payable to the Executive hereunder may be increased, from time to time, in the discretion of the President & CEO, subject to the approval and ratification of the Board of Directors. (The base salary, as it may be increased from time to time, is hereinafter referred to as the “Base Salary”). The Executive shall also receive the other compensation articulated in her offer letter of November 15, 2005 and compensation letter dated April 17,2006.

                                    (b)     During the Employment Term, the Executive shall be entitled to receive, in addition to the Base Salary, such additional compensation, if any, as the President & CEO may, in his discretion, subject to the approval and ratification of the Board of Directors, award the Executive.

                    5.            Other Compensation and Benefits.   During the Employment Term, the Executive shall be entitled to:

                                    (a)     participate in all  benefit, pension, retirement, deferred compensation, savings, welfare and other employee benefit plans and policies in which members of the Company’s senior management generally are entitled to participate (collectively, the “Benefit Plans”), in accordance with their respective terms as in effect from time to time;

                                    (b)      receipt of all fringe benefits and perquisites maintained by the Company from time to time for members of senior management generally, in accordance with the policies of the Company with regard to such benefits and perquisites as in effect from time to time;

                                    (c)     vacation of 3 weeks upon hire and 3 weeks each year thereafter, every November 1;

                                    (d)     such other compensation, if any, as the Company may, in its sole discretion, award to the Executive.

                    6.            Death Prior to Termination of Employment.   If the Executive shall die during the Employment Term, the Company shall have no liability or further obligation except as follows:

                                    (a)     The Company shall pay the Executive’s estate or designated beneficiaries, as applicable, when otherwise due, any unpaid Base Salary for the period prior to the Executive’s death, any declared or awarded but unpaid bonuses, whether pursuant to any bonus plan or otherwise, any unpaid amounts due under any incentive plan in accordance with its terms, and any other unpaid amounts due the Executive under any other Benefit Plans in accordance with the terms of such Benefit Plans (collectively, the “Entitlements”), (b) The Executive’s estate or designated beneficiaries, as applicable, shall have such rights, if any, under the Benefit Plans and all other employee benefit, fringe benefit or incentive plans maintained or offered by the Company as may be provided in such plans and any grants to the Executive thereunder in accordance with their respective terms (collectively, the “Rights”).

                    7.            Termination Due to Disability.   If the Executive shall become physically or mentally incapable of performing her duties as provided in Section 3 of this Agreement and such incapacity shall last for a period of at least one hundred eighty (180) consecutive days, the Company may, at its election at any time thereafter while the Executive remains incapable of performing her duties hereunder, terminate the Executive’s employment hereunder, effective immediately, by giving the Executive written notice of such termination. In such event, the Company shall have no other obligation to the Executive of her dependents hereunder other than the obligation to pay or provide the Entitlements and the Rights.

                    8.            Termination for Cause.   The Company may terminate the Executive’s employment hereunder for Cause by giving the Executive ten days’ written notice of such termination.   For purposes of this  Agreement,  Cause  shall mean: (a)  the Executive’s embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses, (b) during the employment term, the Executive’s conviction of, or pleading of nolo contendere with regard to, a felony (other than a traffic violation) or any other crime involving moral turpitude with regard to the Company or any of its assets or businesses, or (c) during the employment term, any other breach by the Executive of a material provision of this Agreement that remains uncured for thirty (30) days after written notice thereof is given to the Executive.  In such event, the Company shall have no obligation to the Executive or her dependents other than to pay, when otherwise due, any unpaid Base Salary for the period prior to such termination and to pay or provide the Rights. In addition, the Company shall be entitled to exercise all rights and remedies against the Executive that it may have under applicable law.

                    9.            Termination  for Good  Reason.   The  Executive  may  terminate  her employment hereunder for Good Reason upon written notice thereof to the Company.  For purposes of this Agreement, “Good Reason” shall mean the occurrence or failure to cause the occurrence (as applicable) of any of the following events without the Executive’s express prior written consent: (a) any material demotion of the Executive, any material reduction in the Executive’s authority or responsibility or any other material change in the terms of the Executive’s employment which is inconsistent with Section 3 and Section 4 hereof; (b) the failure of any successor or assign of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume specifically the obligations of the Company hereunder in accordance with this Agreement; (c) any breach by the Company of any material provision of this Agreement that is not cured by the Company within 30 days after written notice thereof from the Executive; or (d) if a Change of Control has occurred.

                    10.          Consequences of Termination of Employment by the Executive for Good Reason or by the Company Without Cause.   In the event the Executive terminates her employment for Good Reason pursuant to Section 9 hereof or the Company terminates the Executive’s employment other than for Cause or Disability, then the Company shall be deemed to have breached this Agreement, and the Executive shall be entitled to exercise all rights and remedies that she may have hereunder and under applicable law. Without limiting the generality of the preceding sentence, the Company shall in any event accelerate any unvested stock options designated to the Executive to fully vested and pay to the Executive the base salary due to the remainder of the Employment Term or six months, whichever is greater.

                    11.          Consequences of Termination of Employment by the Executive without Good Reason.  If Executive’s employment hereunder is terminated by the Executive without Good Reason, the Company shall have no other obligation to the Executive hereunder other than the obligation to pay or provide the Entitlements and the Rights.

                    12.          Non-Competition; Confidential Information.

                                    (a)     The Executive agrees that, if she terminates her employment without Good Reason (except pursuant to Section 12) hereunder or she is terminated for Cause, he will not, for a period of one year after such termination of employment with the Company, in any manner, directly or indirectly (or have a substantial ownership in, manage, operate, or control any entity which shall directly or indirectly): (i) perform, or cause to be performed, or solicit or aid, in any manner, solicitation of, any work of a type performed by the Company for any firm, corporation, or other entity (“Customer”) with which, at any time during the twelve (12) month period prior to termination of the Employment Period, the Executive, on behalf of the Company or any Subsidiary, conducted any business, or (ii) induce any personnel to leave the service of the Company or of any Subsidiary thereof.

                                    (b)     The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses: (i) obtained by the Executive during her employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge or known within the Company” industry. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or upon the advice of counsel, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                                    (c)     The Executive agrees that the remedy at law for any breach by her of the foregoing shall be inadequate and that the Company shall be entitled to injunctive relief.  This Section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

                    13.          Garnishment.   The benefits payable under this Agreement shall not be subject to garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

                    14.          Notice.   Any  notice or other communication  required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, by Federal Express, Express Mail or similar overnight delivery or courier service, or by telecopy, answerback received.  Notice to the Executive shall be delivered to her address set forth at the head of this Agreement, and notice to the Company shall be sent as follows:

General Counsel
Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07096

                    Any notice given by certified mail shall be deemed given five days after the time of certification thereof. Any notice given by other means permitted by this Section 13 will be deemed given at the time of receipt thereof.

                    Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

                    15.          Applicable Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without reference to its conflict of law provisions.

                    16.          Successors;  Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree, in a written instrument in form and substance satisfactory to the Executive and her counsel, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding anything herein to the contrary, this Agreement may not be assigned by the Company without prior written consent of the Executive. This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

                    17.          Non-Exclusivity of Rights.   Nothing in this Agreement shall prejudice, prevent or limit the Executive’s previously vested rights under, or continuing or future participation in, any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan or agreement regarding severance from employment with the Company or statutory entitlements.

                    18.          Beneficiary.   The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Employment Agreement following her death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of the Executive’s death or a judicial determination or her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary estate or other legal representative.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set her hand as of the date first set forth above.

COMPUTER HORIZONS CORP.

By:	/s/ Dennis Conroy	Date:	4/17/06

Dennis Conroy, President & CEO

By:	/s/ Marci Braunstein	Date:	4/19/06

Marci Braunstein